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                                                                    Exhibit 10.2

                   AMENDED AND RESTATED MANAGEMENT AGREEMENT
                   -----------------------------------------

          AMENDED AND RESTATED MANAGEMENT AGREEMENT as amended and restated as of May 8, 1996, among SEVEN-UP/RC BOTTLING COMPANY OF SOUTHERN CALIFORNIA, INC., a Delaware corporation (the "Company"), and BART S. BRODKIN ("Executive").

          WHEREAS, the Company and Executive entered into a Management Agreement dated as of September 25, 1995 (the "Initial Agreement"); and

          WHEREAS, the Company and Executive have agreed to enter into this Amended and Restated Management Agreement on the date hereof (the "Agreement") to amend certain provisions of the Initial Agreement and to confirm Executive's entitlement to an additional bonus.

          Accordingly, the Company and Executive agree and the Initial Agreement shall be amended and restated as follows:

          1. Prior Management Agreement. The Management Agreement dated as of September 11, 1990 is hereby terminated and superseded by this Agreement.

          2. Employment. Company agrees to employ Executive, and Executive accepts such employment by Company, upon the terms and conditions set forth in this Agreement for the period beginning on May 8, 1996 (the "Commencement Date") and ending upon termination pursuant to paragraph 2(d) hereof (the "Employment Period").

          (a) Salary and Benefits. During the Employment Period, Company will pay Executive an initial base salary (the "Base Salary") as follows: (i) from the date hereof until September 24, 1996 at the rate of $300,000 per annum,(ii) from September 25, 1996 until September 24, 1997, at a rate of $325,000 per annum, and (iii) from September 25, 1997 for the duration of the Employment Period (subject to renewal as provided in Section 2(d)) at a rate of $350,000 per annum. Executive's Base Salary for any partial year will be prorated based upon the number of days elapsed in such year. Such salary shall be payable on the regular payment dates set for payment of the Company's employee payroll. Executive's Base Salary will be
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subject to review and increase by the board of directors of Company (excluding
Executive) (the "Company Board") on an annual basis beginning in the calendar year 1996. During the Employment Period, Executive will be entitled to (x) a maximum of five weeks vacation and (y) participate in such benefit plans as are approved and established by Company's Board for senior management of Company, including health, disability, insurance, pension, profit sharing or other employee benefit plans that the Company Board may establish from time to time in which Executive is otherwise eligible to participate.

          (b) Consensual Reorganization Bonus. In addition to any bonus Executive may be entitled to receive pursuant to the "WB Bottling Corporation Management Incentive Plan (1995 Incentive Program to Be Paid In 1996)", Company shall pay to the Executive a Consensual Reorganization Bonus in the amount of $100,000 if a Consensual Reorganization (as that term is defined herein) is consummated prior to December 31, 1996. Such Bonus will be paid to Executive within 30 days following the consummation of any such Consensual Reorganization. For the purposes of this Management Agreement "Consensual Reorganization" shall mean (i) an out-of-court restructuring through an exchange offer or other mechanism in both cases agreed to by the Company, (ii) tender offer for the Senior Secured Notes by the Company or another party supported by the Company,
(iii) confirmation of a Chapter 11 plan of reorganization the terms of which have been substantially agreed to by the requisite number of holders of the Senior Secured Notes and by the Company.

          (c) Services. During the Employment Period, Executive will serve as President and Chief Executive Officer of Company, and shall serve in such positions of Company's other subsidiaries as designated by Company's Board. Executive will devote his best efforts and substantially all of his business time to the business of Company and its affiliates (except for reasonable periods of illness or other incapacity). For purposes of this Agreement, unless otherwise herein used, the term "affiliates" means any corporation, directly or indirectly, controlled by or under common control with Company.

          (d) Termination. The Employment Period will be from the date hereof until September 25, 1998, provided, however, that such period will automatically be renewed for successive one
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year periods after such date unless Company or the Executive give prior written notification of such termination to the other party, which notification shall be sent at least 90 days prior to the end of each one year period. In addition, the Employment Period will terminate on the first to occur of (i) Executive's death or Disability (as defined below), (ii) the date on which Executive is terminated for Cause (as defined below), or (iii) Executive's normal retirement at age 65 or older.

          "Disability" shall mean the inability of the Executive to perform his normal duties and functions under this Agreement (i) for a continuous period of at least six months, or (ii) for a continuous period of at least three months where a physician mutually acceptable to Executive and Company specializing in the area of illness or disability in question determines in good faith that Executive will be unable to perform his normal duties and functions under this Agreement for an indefinite period.

          "Cause" shall mean (i) the commission of an act by Executive involving fraud, embezzlement or a felony, (ii) the commission of any act by Executive constituting financial dishonesty resulting in damage Company or its subsidiaries, (iii) the refusal or failure by executive to follow the lawful, good faith directives of the Company Board after written notice from Company's Board, (iv) gross dereliction of duty to Company or its subsidiaries after written notice from the Company Board, (v) an act involving moral turpitude which (A) brings Company or any of its subsidiaries into public disrepute or disgrace, or (B) causes material harm to the customer relations, franchisor relations, operations or business prospects of Company or any of its subsidiaries, or (vi) the material breach by Executive of the provisions of paragraphs 3, 4, or 5 hereof. The determination of "Cause" shall be made in good faith by Company's Board after reasonable notice and opportunity for Executive to address the Company Board.

          (e) Severance Pay. (i) In the event that Executive's employment is terminated without Cause (the date of such termination being the "Termination Date") and so long as Executive is in compliance with paragraphs 3, 4, or 5, Company will pay to Executive all amounts due to Executive as (w) Base Salary,
(x) severance in the amount of one year's Base Salary, (y) the Consensual Reorganization Bonus, if such bonus has been
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earned pursuant to the terms of paragraph 2(b) hereof, and (z) the Puerto Rico
Bonus (as defined below), if such bonus has been earned pursuant to the terms of paragraph 2(f) hereof. Any severance shall be paid by the Company without regard to any mitigation of damages by Executive.

          (ii) In the event that Executive's employment is terminated for any other reason, Company will not be obligated to make any severance payments.

          (iii) Except as expressly set forth in this paragraph 2(e), the Executive shall not be entitled to any other compensation or other payment or distribution after the Termination Date.

          (f) Puerto Rico Bonus. In addition to any other amounts described in this Agreement, the Company shall pay to the executive a bonus (the "Puerto Rico Bonus") in the amount of $150,000 if the Company successfully consummates a sale of Seven-Up/RC Bottling Company of Puerto Rico, Inc. ("Seven-Up Puerto Rico") for aggregate gross consideration in excess of $70 million prior to December 31, 1996. Such Bonus will be paid to Executive within 30 days following the consummation of the sale of Seven-Up Puerto Rico.

          3. Confidential Information. Executive acknowledges that the information, observations and data obtained by him during the course of his performance under this Agreement concerning the business or affairs of Company and its affiliates are the property of Company. Therefore, Executive agrees that he will not disclose to any unauthorized person or use for his own account any of such information, observations or data without the Company's Board prior written consent, unless but only to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions to act. Notwithstanding the foregoing, in the event that Executive is required to disclose any such information pursuant to any court or other governmental proceedings, Executive may disclose such information after giving Company not less than 48 hours prior written notice of such disclosure in order to permit Company to seek an appropriate protective order. Executive agrees to deliver to Company at the termination of his employment, or at any other time Company may
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request, all memoranda, notes, plans, records, reports and other documents (and all copies thereof) relating to the business of Company and its affiliates which he may then possess or have under his control.

          4. Inventions and Patents. Executive agrees that all inventions, innovations or improvements in Company's or any other of its affiliates' method of conducting their business (including new contributions, improvements, ideas and discoveries, whether patentable or not) conceived or made by him during his employment promptly disclose such inventions, innovations or improvements to Company's Board and perform all actions reasonably requested by Company's Board to establish and confirm such ownership by the Company.

          5. Other Businesses. During the Employment Period. Executive agrees that he will not, except with the express written consent of Company's Board, become engaged in, render services for, or permit his name to be used in connection with, any business other than the business of the Company and its affiliates. Nothing in this paragraph 6 shall prohibit Executive from engaging in personal investment activities which do not interfere with Executive's performance of his duties hereunder.

          6. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier to the recipient. Such notices, demands and other communications will be sent to the address indicated below:

                   To Company:

                       Louis Janicich
                       Senior Vice President-Human Resources
                       3220 East 26th Street
                       Vernon, CA 90023

                   To Executive:

                       Bart S. Brodkin
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                       3220 East 26th Street
                       Vernon, California 90023

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

          8. Remedy for Breach. In the event of a breach by Executive of any of the provisions of paragraphs 3, 4, or 5 Company or its successors or assigns may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof.

          9. Choice of Law. All questions concerning the construction, validity and interpretation of the employment provisions of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of California.

          10. Amendments and Waivers. Any provision of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.
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          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                      SEVEN-UP/RC BOTTLING COMPANY
                                      OF SOUTHERN CALIFORNIA, INC.

                                      By: /s/ Louis Janicich
                                          --------------------------
                                      Its: Senior Vice President



                                      /s/ Bart S. Brodkin
                                      ------------------------------
                                          BART S. BRODKIN